Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Schedule 13D (including amendments thereto) with respect to the ADSs of Acorn International, Inc. and further agree that this Joint Filing Agreement be included as an exhibit to such joint filing.

Dated: August 26, 2016

/s/ Robert W. Roche			/s/ Edward J. Roche, Jr.
Robert W. Roche			Edward J. Roche, Jr.

Acorn Composite Corporation
By:	/s/ Robert W. Roche		/s/ Joseph Cachey, Jr.
Name:	Robert W. Roche		Joseph Cachey, Jr.
Title:	President

The Robert W. Roche 2009 Declaration of Trust			The Moore Bay Trust
By:	/s/ Robert W. Roche		By:	/s/ Edward J. Roche, Jr.
Name:	Robert W. Roche		Name:	Edward J. Roche, Jr.
Title:	Trustee		Title:	Trustee

The Grand Crossing Trust			The Felicitas Trust

By:	/s/ Joseph Cachey, Jr.		By:	/s/ Joseph Cachey, Jr.
Name:	Joseph Cachey, Jr.		Name:	Joseph Cachey, Jr.
Title:	Trustee		Title:	Trustee

By:	/s/ Edward J. Roche, Jr.		By:	/s/ Edward J. Roche, Jr.
Name:	Edward J. Roche, Jr.		Name:	Edward J. Roche, Jr.
Title:	Trustee		Title:	Trustee

Catalonia Holdings LTD
		By:	CS Directors Limited, as director
/s/ Ritsuko Hattori-Roche			By:	/s/ Richard Kearsey
Ritsuko Hattori-Roche			Name:	Richard Kearsey
			Title:	Director

Bireme Limited
			By:	/s/ Ritsuko Hattori-Roche
			Name:	Ritsuko Hattori-Roche
			Title:	Director